Exhibit 16.1

[LETTERHEAD]

Chisholm, Bierwolf, Nilson & Morrill

August 23, 2010

Office of the Chief Accountant

Securities and Exchange Commission

450 West Fifth Street N.W.

Washington DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under Item 4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K dated August 16, 2010 of  Defi Global, Inc., filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein as they pertain to our firm.

Yours truly,

/s/Chisholm, Bierwolf, Nilson & Morrill

Chisholm, Bierwolf, Nilson & Morrill, LLC